Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-231251

April 7, 2020

AVANGRID, Inc.

$750,000,000 3.200% Notes Due April 15, 2025

Pricing Term Sheet

Issuer:	AVANGRID, Inc.

Issue of Securities:	3.200% Notes Due 2025

Type:	SEC-Registered

Expected Ratings*:	Baa1/BBB/BBB+ (Moody’s/S&P/Fitch)

Trade Date:	April 7, 2020

Settlement Date:	April 9, 2020 (T+2)

Principal Amount:	$750,000,000

Maturity Date:	April 15, 2025

Benchmark Treasury:	0.500% due March 31, 2025

Benchmark Treasury Price / Yield:	100-03+ / 0.478%

Spread to Benchmark Treasury:	+275 basis points

Yield to Maturity:	3.228%

Coupon:	3.200%

Price to Public:	99.871% of the Principal Amount

Redemption Provisions:	Make-whole call at any time prior to March 15, 2025 (the “Par Call Date”) at the Treasury Rate + 45 basis points (calculated to the Par Call Date). Callable on or after the Par Call Date at par.

Interest Payment Dates:	Semi-annually on April 15 and October 15, beginning on October 15, 2020.

CUSIP/ISIN:	05351W AC7 / US05351WAC73

Joint Book-Running Managers:

BBVA Securities Inc.
BNP Paribas Securities Corp.
BofA Securities, Inc.

MUFG Securities Americas Inc.
CIBC World Markets Corp.

Commerz Markets LLC

NatWest Markets Securities Inc.

Scotia Capital (USA) Inc.

*Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed an automatic shelf registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) on May 6, 2019, which became effective upon filing, relating to the offering to which this communication relates. Before you invest, you should read the registration statement, prospectus, preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying prospectus supplement, when available, may be obtained from BBVA Securities Inc. collect at 1-212-728-1500, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.